Exhibit 10.11(c)
MEDIACOM COMMUNICATIONS CORPORATION
RESTRICTED STOCK UNIT AWARD AGREEMENT
AGREEMENT, dated as of                           , 200___(the “Award Date”), between Mediacom Communications Corporation, a Delaware corporation (the “Company”), and         (the “Grantee”) with the Employee Identification Number        .
W I T N E S S E T H:
WHEREAS, the Board of Directors of the Company (the “Board”) recognizes the need to retain the services of qualified, reliable employees and believes that it is in the best interest of the Company to provide additional forms of compensation to such employees to secure their continued services to the Company; and
WHEREAS, the Board has adopted the Mediacom Communications Corporation 2003 Incentive Plan (the “Plan”), which authorizes the grant of Deferred Stock (hereinafter referred to as “Restricted Stock Units”) to officers and employees of the Company or a Subsidiary Corporation (as defined in Section 6.4(h) of the Plan) (the Company and the Subsidiary Companies are collectively referred to herein as the “Mediacom Companies” and individually as a “Mediacom Company”) on such terms and conditions as specified in the award agreement; and
WHEREAS, the Compensation Committee of the Board (the “Committee”) has determined that it would be in the best interests of the Company to grant Restricted Stock Units to the Grantee as provided for herein;
NOW, THEREFORE, the parties hereto hereby agree as follows:
1.	Grant of Restricted Stock Units. Subject to the terms and conditions of the Plan and this Agreement, the Company hereby grants to the Grantee, as of the date hereof shares of Deferred Stock (referred to herein as “Restricted Stock Units” or “Units”). Each vested Restricted Stock Unit entitles the Grantee to receive one share of the Company’s Class A Common Stock, $0.01 par value per share (“Common Stock”), at such time and in such manner as provided in Sections 5 below.

2.	Vesting of Units. Subject to accelerated vesting as set forth in Section 3 below and subject to such restrictions and limitations as are provided in the Plan and as are set forth in this Agreement, the Restricted Stock Units shall become vested and nonforfeitable on , 20 (the “Vesting Date”). The Company will deliver to the Grantee one share of the Company’s Common Stock for each vested Unit as provided in Section 5 below.

3.	Acceleration of Vesting or Forfeiture Upon Termination of Employment.
(a)	Voluntary Termination of Employment. Except as provided in Section 3(f) below (pertaining to Termination of Employment following a Change of Control), if Grantee voluntarily ceases to be an employee of any Mediacom Company (a “Termination of Employment”) for any reason other than Disability or for Good Reason (as defined in Section 3(g)(iii) below) prior to the Vesting Date, the Restricted Stock Units shall immediately expire and the Grantee shall forfeit all unvested Units.

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(b)	Termination of Employment for Cause. In the event of Grantee’s Termination of Employment prior to the Vesting Date by any Mediacom Company for Cause (as defined in Section 3(f)(i) below), then all unvested Restricted Stock Units shall immediately expire and the Grantee shall forfeit all unvested Units.

(c)	Termination of Employment Due to Death or Disability. In the event of Grantee’s Termination of Employment prior to the Vesting Date due to death or Disability, the unvested Restricted Stock Units shall immediately and become nonforfeitable as of the date of the Grantee’s Termination of Employment due to death or Disability.

(d)	Termination of Employment by the Company Without Cause. Except as provided in Section 3(f) below (pertaining to Termination of Employment following a Change of Control), in the event of Grantee’s Termination of Employment by the Mediacom Companies for reasons other than Cause prior to the Vesting Date, a pro-rata portion of the unvested Units shall immediately vest upon such Termination of Employment. The number of Units that will become vested and nonforfeitable pursuant to the preceding sentence shall equal the product of (i) the aggregate number of unvested Units subject to this Award multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed from the Award Date to the date of Grantee’s Termination of Employment by the Mediacom Companies without Cause, and the denominator of which is the number of days from the Award Date to the Vesting Date. Any fractional shares of Common Stock will be rounded up to the nearest whole share. The Grantee shall forfeit all remaining unvested Units as of his or her Termination of Employment.

(e)	Termination of Employment by the Grantee for Good Reason Other Than Within One Year After a Change of Control. Except as provided in Section 3(f) below (pertaining to Termination of Employment within one year after a Change of Control), in the event Grantee has a voluntary Termination of Employment for Good Reason (as defined in Section 3(g)(iii) below) prior to a Vesting Date, a portion of the unvested Units shall immediately vest upon such Termination of Employment. The number of Units that will become vested and nonforfeitable pursuant to the preceding sentence shall equal the product of (i) the aggregate number of unvested Units subject to this Award multiplied by (ii) a fraction, the numerator of which is the number of days that have elapsed from the Award Date to the date of Grantee’s Termination of Employment for Good Reason, and the denominator of which is the number of days from the Award Date to the Vesting Date. Any fractional shares of Common Stock will be rounded up to the nearest whole share. The Grantee shall forfeit all remaining unvested Units as of his or her Termination of Employment

(f)	Termination of Employment Within One Year After a Change of Control. Notwithstanding any contrary provision of this Agreement or the Plan, all of the Restricted Stock Units subject to this Award shall immediately vest and become nonforfeitable as of the date of Grantee’s Termination of Employment prior to the Vesting Date if (i) during the one year period following a Change of Control (as defined in Section 3(g)(ii) below) the Grantee has a voluntary Termination of Employment for Good Reason (as defined in Section 3(g)(iii) below) or a Termination of Employment by the Mediacom Companies for reasons other than Cause and (ii) such Termination of Employment occurs at a time when Rocco B. Commisso is not the Chief Executive Officer of the Company (or its successor).

(g)	Definitions. For purposes of this Agreement, the following terms shall have the following meaning:
(i)	Cause. “Cause” shall exist when the Committee (or, in the case of an Grantee who is not an executive officer, when the Chief Executive Officer of the Company) determines in good faith that the Grantee has:

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(A)	committed a criminal act punishable as a felony or a misdemeanor involving fraud, dishonesty or moral turpitude; or

(B)	willfully violated any material law or regulation applicable to the Company or any of its Affiliates (as defined in the Plan) or any predecessor in interest to any cable system or business of the Company or any of its Affiliates (a “predecessor”), including, without limitation, any law or regulation relating to the trading in securities of the Company or any Affiliate or predecessor); or

(C)	used for his or her own benefit or disclosed to any person information concerning any Mediacom Company that is confidential and proprietary to such Mediacom Company (including, but not limited to, information concerning financial matters, customers and vendors, employees and other personnel, relationships with industry executives and advisors, business methods and systems, and business operational plans, policies and directions) unless (x) disclosure of such information is compelled by applicable law or governmental agency, provided that to the extent not prohibited from so doing under applicable law, the Grantee must give the Mediacom Companies prior written notice of the information to be so disclosed or (y) the Grantee had a reasonable and good faith belief that such disclosure was required by the performance of his duties to the Mediacom Companies; or

(D)	rendered services as an officer, director, employee, consultant or agent to any corporation, company or other form of enterprise that directly or through affiliated entities, (x) competes with any Mediacom Company in any franchise area in which the Grantee performed significant services while employed by a Mediacom Company or which was within the management or supervisory jurisdiction of the Grantee while so employed, or (y) otherwise competes with the Company in any material respect; or

(E)	solicited, encouraged or otherwise assisted any person then employed by any Mediacom Company to leave such employ for employment with an employer that is not a Mediacom Company or an Affiliate of the Company; or

(F)	made any statement that is negative or derogatory in any way to any Mediacom Company, its business or any of its directors or executive officers and that the Committee determines to be materially injurious to any Mediacom Company; or

(G)	materially breached any agreement or understanding between the Grantee and any Mediacom Company or any predecessor in interest to any cable system or business of any Mediacom Company regarding the terms of Grantee’s service as an employee, officer, director or consultant to any Mediacom Company, including, without limitation, this Agreement, Grantee’s employment agreement (if any), and any applicable invention assignment, confidentiality or non-competition agreement or similar agreement; or

(H)	failed to perform the material duties required of the Grantee as an employee, officer, director or consultant of any Mediacom Company (other than as a result of a disability) diligently and in a manner consistent with prudent business practices and continued such failure after having been given notice of such failure by such Mediacom Company; or

(I)	intentionally or willfully disregarded in any material respect any of the policies of any Mediacom Company and continued such failure after having been given notice of such failure by such Mediacom Company;

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provided, however, that (x) a Termination of Employment shall not be deemed to be for “Cause” unless at a meeting of the Board called and held (following any applicable grace period) in the city in which the Company’s principal executive offices are located, of which the Grantee was given not less than 10 business days’ prior written notice and at which the Grantee was afforded the opportunity to appear and be heard (and be represented by counsel if he or she so chooses), the Board, by the vote of a majority of its independent directors adopts a written resolution that sets forth the Board’s determination that Cause (as defined herein) exists and the basis for such determination and (y) if the Grantee’s Termination of Employment occurs during the one year period following a Change of Control and at a time when Rocco B. Commisso, is not the Chief Executive Officer of the Company, then “Cause” shall not include any act or omission described in clauses (E) through (I) of the foregoing definition.

(ii)	Change of Control. A “Change of Control” occurs if and when:
(A)	the Company sells all or substantially all of its assets (whether in a single or series or related transactions), or

(B)	any person or group, other than Rocco B. Commisso becomes the direct or indirect beneficial owner of securities of the Company (or its successor) representing more than 50% of the combined voting power of the then outstanding securities of the Company ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors, regardless of whether such beneficial ownership is acquired as the result of a purchase or other voluntary or involuntary acquisition of securities from the Company or any of its shareholders or a merger or consolidation or any other form of transaction or event or as the result of a single transaction or event or multiple related or unrelated transactions or events. For purposes of the foregoing definition, the terms “person,” “group” and “beneficial owner” (and correlative terms such as “beneficial ownership”) shall have the meanings given to them by the Securities and Exchange Commission (the “SEC”) for purposes of Section 13(d) of the Securities Exchange Act of 1934, as in effect on the Award Date (the “Exchange Act”), and the number or percentage of any securities beneficially owned by any person or group as of any time shall be determined in accordance with the SEC’s rules under the Exchange Act as in effect on the Award Date.
(iii)	Good Reason. The Grantee shall have “Good Reason” to terminate employment with the Mediacom Companies if any of the following events shall occur at a time while Rocco B. Commisso is not the Chief Executive Officer of the Company:
(A)	any material reduction in Grantee’s salary (other than a reduction to which the Grantee specifically consents in writing); or

(B)	any failure by the Company (or its successor) or any Mediacom Company to continue in effect any bonus, incentive, insurance or other benefit plan, program or practice in which the Grantee was participating or participated during the past year or the taking of any action by the Company (or its successor) or any Mediacom Company that does or could adversely affect the Grantee’s participation in, or materially reduces the Grantee’s benefits under, any such plan, program or practice if such failure or action would constitute a breach of any contractual or other legally binding right grantee has to the bonus, incentive, insurance or other benefit, unless the Company

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(its successor) or any other Mediacom Company provides the Grantee with an alternative bonus, incentive, insurance or other benefit of substantially equivalent value; or

(C)	a significant reduction in the Grantee’s responsibilities or authority as an employee of any Mediacom Company, or the assignment to the Grantee of any material new duties inconsistent with his or her position, duties, responsibilities and status with the Company (or its successor) or any Mediacom Company, or any removal or failure to reelect the Grantee to any such position, except that the Grantee’s being subject to direction of the Board or any of the Company’s executive officers to whom he or she reports as of the Award Date shall not be “Good Reason” under this clause; or

(D)	the relocation of the office location assigned to the Grantee by the Company to a location more than 25 miles from the Grantee’s principal office without Grantee’s consent in writing, unless the Grantee’s new office location is within 40 miles of Grantee’s principal residence.
Notwithstanding the foregoing, the Grantee will not be treated as having “Good Reason” to terminate employment with the Mediacom Companies unless (i) he or she provides the Company with written notice describing the event or condition that constitutes “Good Reason” to terminate employment within 90 days after the occurrence thereof, (ii) the Company fails to correct such event or condition within 30 days after receiving such notice, and (iii) the Grantee terminates his or her employment with the Company (or its successor) and all other Mediacom Companies within 30 days after the expiration of the 30-day cure period specified in clause (ii) of this sentence.
4.	Forfeiture of Units and Shares. Notwithstanding any provisions of this Agreement or the Plan, the Units granted hereunder and all shares of Common Stock then in possession or control of the Grantee, his or her heirs or legal or personal representatives or any member of his or her immediate family that were delivered to the Grantee in settlement of Units shall be automatically forfeited and cancelled, regardless of the extent to which the Grantee may have otherwise vested in such Units, upon the determination at any time by the Committee (or in the case of a Grantee who is not an executive officer, by the Chief Executive Officer of the Company), that
(a)	the Grantee has engaged in any of the activities described in Section 3(g)(i) while employed by any Mediacom Company,

(b)	the Grantee has engaged in any of the activities described in Section 3(g)(i)(B), (C), (E), (F) or (G) at any time within one year following Grantee’s Termination of Termination of Employment for any reason, or

(c)	the Grantee had engaged in any of the activities described in Section 3(g)(i)(D) at any time within one year following a voluntary Termination of Employment by the Grantee;
provided, however, that (x) at a meeting of the Board called and held (following any applicable grace period) in the city in which the Company’s principal executive offices are located, of which the Grantee was given not less than 10 business days’ prior written notice and at which the Grantee was afforded the opportunity to appear and be heard (and be represented by counsel if he or she so chooses), the Board, by the vote of a majority of its independent directors adopts a written resolution which sets forth the Board’s determination that the Grantee has engaged in such activity and that the Company has suffered significant adverse consequences as a result and which describes in reasonable detail the basis for such determination and (y) during the first year after a Change of Control, the activities described in Section 3(g)(i)(E) through (I) shall not constitute a

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basis for forfeiture and cancellation of the Units and shares of Common Stock pursuant to this Section.

5.	Delivery of Shares.
(a)	Timing. The Company shall deliver to the Grantee or his or her legal or personal representative shares of Common Stock underlying the vested Units as soon as reasonably practicable on or after (but not later than two months after) the earliest of: (i) the Vesting Date, (ii) the date on which such Units vest in accordance with Section 3 above or (iv) such Units otherwise cease to be subject a substantial risk of forfeiture for purposes of Section 409A of the Code.

(b)	Method. The Company shall deliver the shares of Common Stock underlying the vested Units at the time specified in Section 5(a) above, by issuing a certificate for such shares to the Grantee or his or her legal or personal representative. Alternatively, in the Company’s discretion, the Company may cause such shares to be registered in book entry form and deliver a statement reflecting beneficial ownership of such shares. Record ownership, or beneficial ownership if registered in book entry form, shall be in the name of Grantee (or, if a proper assignment has been made, his or her authorized assignee or legal representative). The Grantee is responsible for complying with any securities and exchange control laws or any other legal requirements applicable to the Grantee in connection with the grant of any Units, the vesting of Units, the receipt of any shares of Common Stock underlying any vested Units and the disposition of any such shares.

(c)	Delay if Issuance Would Violate Applicable Securities Laws. The Company shall not be obligated to issue or deliver any shares or any certificate or instrument evidencing any shares of Common Stock if the Company determines in good faith that such issuance or delivery would constitute a violation by Grantee or the Company of any applicable securities law, regulation or rule or requirement of any governmental authority or agency or any stock exchange or transaction quotation system on which the Common Stock is or becomes listed; provided, however, that the Company will issue and deliver the shares of Common Stock underlying vested Units on the earliest date following the delivery date specified in Section 5(a) that the Company determines that the issuance or delivery of such shares will no longer constitute a violation of any applicable securities law, regulation or rule or requirement of any governmental authority or agency or any stock exchange or transaction quotation system on which the Common Stock is or becomes listed. The Company shall have no obligation to register, qualify or list any Units or Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange or stock quotation system.
6.	Dividend Equivalents; Adjustments.
(a)	Dividend Equivalents. Whenever dividends are paid or distributions are made with respect to shares of Common Stock, the Grantee will be credited with Dividend Equivalents (as defined in the Plan) with respect to the Grantee’s Restricted Stock Units as of the record date for such dividend or distribution. Such Dividend Equivalents will credited to the Grantee in the form of additional Restricted Stock Units in a number determined by dividing the aggregate value of such Dividend Equivalents by the fair market value of a share of Common Stock at the payment date of the dividend or distribution (rounding to the nearest whole number of shares). The additional Restricted Stock Units credited to Grantee pursuant to this Section 6(a) will be subject to the same vesting and delivery conditions that apply to the Restricted Stock Units with respect to which the Dividend Equivalents are issued.

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(b)	Adjustments for Mergers, Etc. In the event that the Committee determines that any dividend or other distribution (whether in the form of shares of Common Stock, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Common Stock or other securities of the Company or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction, then the Committee shall, in such manner as it may deem equitable, adjust any or all of the number of Restricted Stock Units and type of shares (or other securities or property) underlying the Restricted Stock Units as provided in the Plan, including, without limitation, Sections 4.2 and 5.7 thereof.
7.	Termination of Units Upon Change of Control. In addition, and without limitation, in the event of a change of control of the Company, the Committee shall be authorized, in its sole discretion without the consent of the Grantee, to make provision for the cancellation of the unvested Units at any time during the period commencing thirty (30) days before and ending 12 months after any such change of control of the Company in exchange for cash, shares of Common Stock or such other property as the Committee shall determine in its discretion, which have a value that is equivalent to the value of the shares of Common Stock underlying such Restricted Stock Units immediately prior to the cancellation of such Units.

8.	Non-Transferability of Units. Except as provided in the Plan, the Restricted Stock Units shall not be assignable or transferable by the Grantee other than by will or the laws of descent. The Units shall terminate and become null and void immediately upon the bankruptcy of the Grantee, or upon any attempted assignment or transfer except as herein provided, including, without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, or similar process, whether legal or equitable, upon the Units.

9.	No Special Employment Rights. Neither the granting of the Units nor the vesting of the Units shall be construed to confer upon the Grantee any right with respect to the continuation of his or her employment by any Mediacom Company or interfere in any way with the right of any Mediacom Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Grantee from the rate in existence as of the date hereof. Employment with the Mediacom Companies is “at will” unless otherwise expressly provided in a separate employment agreement.

10.	No Rights of Stockholder. The Grantee shall not be deemed for any purpose to be a stockholder of the Company with respect to the Restricted Stock Units except to the extent that the Units vest and the shares of Common Stock underlying such vested Units have been issued and delivered to the Grantee.

11.	Amendment. Subject to Section 13.2 of the Plan, the Board or the Committee may amend the Plan in accordance with the provisions of the Plan without the Grantee’s consent. Subject to the terms of the Plan, the Committee may amend this Agreement without the consent of the Grantee unless such amendment would adversely affect in any material way the rights of the Grantee hereunder. For the sake of certainty, an adjustment provided for in Section 6 of this Agreement or Section 4.2 or 5.7 of the Plan and the cancellation of the Units upon a change of control of the Company as provided in Section 7 shall not constitute an amendment requiring Grantee’s consent. Any amendment of this Agreement must be in writing and signed on behalf of the Company by an authorized executive officer. No failure or delay in exercising any power, right, or remedy will operate as a waiver. A waiver, to be effective, must be written and signed by the waiving party.

12.	Notices. Any communication or notice required or permitted to be given hereunder shall be in writing, and, if to the Company, to its principal place of business, attention: Secretary, and, if to the

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Grantee, to the address as appearing on the records of the Company. Such communication or notice shall be deemed given if and when (a) properly addressed and posted by registered or certified mail, postage prepaid, or (b) delivered by hand.

13.	Incorporation of Plan by Reference. This award of Restricted Stock Units is granted pursuant to the Plan, the terms of which are incorporated herein by reference, and this Agreement shall in all respects be interpreted in accordance with the Plan. Capitalized terms used, but not defined in this Agreement have the meanings set forth in the Plan. The Committee shall interpret and construe the Plan and this Agreement, and its interpretations and determinations shall be conclusive and binding upon the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.

14.	Enforcement. If any provision of this Agreement, or the application of any such provision to any person or circumstance, is determined by any court of competent jurisdiction to be invalid or unenforceable, such provision shall nevertheless remain in full force and effect in all other circumstances and jurisdictions and such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement or the application of such provisions to any other persons or circumstances other than those persons and circumstances within such jurisdiction to which it is held invalid or unenforceable. If such invalidity or unenforceability is due to the court’s determination that the scope of any provision is excessively broad or restrictive under applicable law, such court shall construe such provision by modifying its scope so as to be enforceable to the fullest extent compatible with the applicable law of such jurisdiction then in effect.

15.	Controversies. The Company and the Grantee each consents and agrees that any legal action or proceeding relating to any matters arising out of or in any manner relating to this Agreement may only be brought in a court of the State of New York sitting in the County of New York or in the United States District Court for the Southern District of New York. The Company and the Grantee each also expressly and irrevocably consents and submits to the personal jurisdiction of each of such courts in any such actions or proceedings and waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens or any similar basis. Notwithstanding the foregoing, at the election of the Company, any such legal action or proceeding may be fully and finally resolved either by the above-described court or by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with either its rules for the resolutions of employment disputes or its rules for the resolution of commercial disputes (as also elected by the Company). The Company and the Grantee hereby agree to waive any and all rights that each party has (or may have) to bring such legal actions or proceedings to trial by jury.

16.	Expiration and Termination. This Agreement is subject to the Grantee’s acceptance hereof by signing on the line below and returning an executed counterpart of this Agreement to the Company at its main office in Middletown, New York, by , 20 . In the event the Grantee fails to return an executed counterpart of this Agreement to the Company as aforesaid by such date, this Agreement, the Restricted Stock Units and all of the other rights granted to the Grantee hereunder shall immediately and automatically TERMINATE AND EXPIRE without any further action or notice by the Company.

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17.	Governing Law. The validity, construction and interpretation of this Agreement shall be governed by and determined in accordance with the laws of the State of Delaware.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Award Date.

GRANTEE:		MEDIACOM COMMUNICATIONS CORPORATION:

By:		By:

	Name:		Name: Rocco B. Commisso
Title: Chairman and Chief Executive Officer

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